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                                                                   EXHIBIT 10.47

                              SETTLEMENT AGREEMENT

        THIS SETTLEMENT AGREEMENT is made and entered into effective this 30th day of May, 1997 by and among GARGOYLES, INC., a Washington corporation (hereinafter referred to as "Gargoyles"), and PETER G. and SANDRA L. LAHAYE, husband and wife, LAHAYE LABORATORIES, INC., a Washington corporation, and NEOPTX, INC., a Washington corporation (all of whom are sometimes hereinafter collectively referred to as "LaHaye") as follows:

        WHEREAS, LaHaye manufactures and sells a product known as "Optx 20/20," which consists of adherent corrective lenses designed to be affixed to other eyewear, such as sunglasses; and

        WHEREAS, Gargoyles is the holder of (1) Unites State Patent No. 5,478,824, (2) a patent application filed with the PTO on June 7, 1995, Serial No. 08/484,265, (3) related patent applications pending in foreign jurisdictions, including International patent application PCT/US95/02123, European patent application EP 95911057.8, Canadian Patent Application 2,182,975, and Japanese patent application 521975/95, the subject of which is an adherent corrective lens; and

        WHEREAS, Gargoyles filed suit in the U.S. District Court for the Western District of Washington against LaHaye in February of 1996 alleging infringement of its patent, misappropriation of trade secrets and breach of a confidential relationship; and

        WHEREAS, the parties desire to resolve their differences on the terms set forth in this Settlement Agreement and to arrange for the dismissal of the lawsuit between them;


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NOW, THEREFORE, for and in consideration of the mutual promises contained in this Settlement Agreement, the parties agree as follows:

        1. Assignment of Patent. Gargoyles hereby sells and assigns to LaHaye its entire right, title and interest in and to (1) Unites State Patent No. 5,478,824, (2) a patent application filed with the PTO on June 7, 1995, Serial No. 08/484,265, (3) related patent applications pending in foreign jurisdictions, including International patent application PCT/US95/02123, European patent application EP 95911057.8, Canadian Patent Application 2,182,975, and Japanese patent application 521975/95, (collectively the "Transferred Patents") and to any invention(s) disclosed or claimed in the Transferred Patents; to any patents or patent applications that are continuations, continuations-in-part, divisionals, reissues or extensions of the Transferred Patents; said invention(s) and all applications and patents on said invention(s) to be held and enjoyed by LaHaye as entirely as the same would have been held and enjoyed by Gargoyles had this sale and assignment not been made. Gargoyles shall execute all instruments and render such assistance as LaHaye may reasonably request to further the prosecution, maintenance and transfer of legal title to the Transferred Patents and shall execute such instruments and provide such assistance as LaHaye may reasonably require to prosecute any patent applications on said invention(s), to enforce and defend the Transferred Patents, and to confirm in LaHaye legal title to said invention(s) and all applications and patents on said invention(s), all without charge to LaHaye but at no expense to Gargoyles or to the inventor of any such invention(s).

        2. Grant of License. LaHaye and Gargoyles shall execute a License Agreement in the form of the attached Exhibit A. The License Agreement shall take effect immediately upon transfer of any rights pursuant to this Agreement. In the event such License Agreement is later found to be invalid for any reason the court declaring such invalidity shall be requested by the


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parties to reform the License Agreement to achieve the intent of the parties that Gargoyles have a non-exclusive royalty-free license to make, use, market, and sell any technology disclosed in the Transferred Patents.

        3. Settlement Payment. No later than June 30, 1997, LaHaye shall pay to GARGOYLES the sum of Three Hundred Thousand ($300,000.00) Dollars by wire transfer to Rohan, Goldfarb & Shapiro in trust for Gargoyles.

        4. Mutual Releases. Gargoyles and LaHaye release each other from any claims, demands, or causes of action which relate in any way to the conception, manufacturer, or sale of an adherent corrective lens (or of the Optx 20/20 product) and which are based on events occurring prior to the execution of this Settlement Agreement.

        5. Dismissal of Lawsuit. The parties shall execute and file with the Court a Stipulation and Order of Dismissal with prejudice and without costs to any party of the lawsuit currently pending between them under Cause No. C96-302R in the United States District Court for the Western District of Washington at Seattle.

        6. Governing Law. This Settlement Agreement shall be governed by the laws of the State of Washington, and venue for any action to enforce or interpret this agreement shall lie exclusively in King County Superior Court.

        7. Interpretation. This Settlement Agreement is not to be construed more favorably to one party than to another.

        8. Modification. No change, modification, or amendment to this Settlement Agreement shall be valid or binding unless such change or modification is in writing, signed by the party against whom it is sought to be enforced.


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        9. Entire Agreement. This Settlement Agreement contains the entire agreement between the parties regarding the settlement of Gargoyles' claims against LaHaye, and neither Gargoyles not LaHaye have entered into this Settlement Agreement based upon any representation or consideration not stated in this Settlement Agreement.

        10. Authority. By their signatures below, the parties hereby agree to be bound by the terms of this Settlement Agreement. This Settlement Agreement may be executed in counterparts, including facsimile counterparts.

        11. Indemnification. LaHaye agrees to indemnify Gargoyles, or any current or former employee, officer, director, consultant or contractor thereof, against any claims for injury or damage to person or property made against Gargoyles arising out of the allegedly injured party's purchase or use of an adherent lens product manufactured by LaHaye. Gargoyles agrees to indemnify LaHaye against any claims for injury or damage to person or property made against LaHaye arising out of the allegedly injured party's purchase or use of a product manufactured by Gargoyles under the license from LaHaye.

        12. Attorneys' Fees. In any action to enforce this agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and costs of litigation.



/S/ PETER G. LAHAYE
-------------------------------
Peter G. LaHaye



/S/ SANDRA L. LAHAYE
-------------------------------
Sandra L. LaHaye




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LAHAYE LABORATORIES, INC.,

a Washington corporation





By:      /S/ PETER G. LAHAYE
     -------------------------------
Its:     President and CEO



NEOPTX, INC.





By:      /S/ PETER G. LAHAYE
     -------------------------------
Its:     President and CEO



GARGOYLES, INC.

a Washington corporation





/S/ STEVEN R. KINGMA
-------------------------------
Steven R. Kingma, Vice-President and CFO